Exhibit 3.2

PAULSON (DELAWARE) CAPITAL CORP.

(A DELAWARE CORPORATION)

CERTIFICATE OF DESIGNATION OF

RIGHTS AND LIMITATIONS

OF

SERIES 1 CONVERTIBLE PREFERRED STOCK

The undersigned, President of Paulson (Delaware) Capital Corp. (the “Corporation”), a Delaware corporation, DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on July 24, 2014 (the “Effective Date”);

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 30,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1.     Designation and Authorized Shares. The Corporation shall be authorized to issue Two Million Nine Hundred Ninety Six Thousand Four Hundred Eighty-Two (2,996,482) shares of Series 1 Convertible Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”). Capitalized terms not defined herein shall have the meaning as set forth in Section 10 below.

Section 2.     Liquidation.

(a)     Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder of Series 1 Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, an amount in cash equal to (and not more than) the amount that would have been payable to such Holder if the shares of Series 1 Preferred Stock held by such Holder had been converted pursuant to Section 5(a) hereof into Common Stock immediately prior to the date of liquidation, winding up or dissolution of the Corporation (the “Liquidation Amount”). Notwithstanding anything to the contrary in this Section 2 or elsewhere in this Certificate of Designation, the holders of Series 1 Preferred Stock will not be entitled to any payment with respect to any assets held in the Liquidating Trust, which will be reserved for distribution to the beneficiaries of the Liquidating Trust, and will take precedence over any entitlements set forth herein in all respects.

(b)     Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

Section 3.     Rank.     The Series 1 Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank equally to all classes of Common Stock.

Section 4.     Purchase Rights; Other Corporate Events; Fundamental Transactions.

(a)     Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series 1 Preferred Stock then held by such Holder (without taking into account any limitations or restrictions on the convertibility of such Series 1 Preferred Stock) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times, if ever, as its right thereto would not result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)     Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series 1 Preferred Stock held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series 1 Preferred Stock contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series 1 Preferred Stock held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provisions of this Section 4(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Series 1 Preferred Stock contained in this Certificate of Designations.

(c)     Assumption upon a Fundamental Transaction. The Company shall not enter into or be party to a Fundamental Transaction unless the successor entity (or its public company parent, if applicable) (the “Successor Entity”) assumes in writing all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(c), including agreements to deliver to each holder of Series 1 Preferred Stock in exchange for such Series 1 Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Series 1 Preferred Stock held by the Holders and having similar ranking to the Series 1 Preferred Stock, and reasonably satisfactory to the holders of a majority of shares of Series 1 Preferred Stock then outstanding. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Corporation” shall refer instead to the successor entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series 1 Preferred Stock at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 4(a) and 9(a)(iii), which shall continue to be receivable thereafter)) issuable upon the conversion of the Series 1 Preferred Stock prior to such Fundamental Transaction, such shares of common stock (or their equivalent) of the Successor Entity which each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Series 1 Preferred Stock held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series 1 Preferred Stock contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 4(c) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series 1 Preferred Stock.

Section 5.     Conversion.

(a)       Conversion Option.   At any time and from time to time on or after the Effective Date, each share of the Series 1 Preferred Stock shall be convertible, at the option of a Holder (the “Conversion Option”), into one fully paid and non-assessable share of Common Stock (the “Conversion Rate”) on the date (the “Conversion Date”) on which such Holder faxes a notice of conversion (the “Conversion Notice”), substantially in the form of Exhibit A attached hereto, duly executed, to the Corporation, provided, however, that the Conversion Rate shall be subject to adjustment as described in Section 9 below. Such Holder shall deliver the stock certificate representing the Series 1 Preferred Stock to be converted to the Corporation at such time that the Series 1 Preferred Stock is fully converted. With respect to partial conversions of the Series 1 Preferred Stock, the Corporation shall keep written records of the number of shares of Series 1 Preferred Stock converted as of each Conversion Date. No Conversion Notice shall be required for Conversion upon a change of control.

(b)       Mechanics of Conversion

(i)     Not later than three (3) Trading Days after any Conversion Date, the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the applicable Holder’s behalf via the Deposit/Withdrawal at Custodian (“DWAC”) as specified in the Conversion Notice, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. In the alternative, not later than three (3) Trading Days after any Conversion Date, the Corporation shall deliver to such Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of the Series 1 Preferred Stock (the “Delivery Date”). Notwithstanding the foregoing to the contrary, the Corporation or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on such Holder’s behalf via DWAC (or certificates free of restrictive legends) if such shares may be sold pursuant to Rule 144 or an exemption from the registration requirements of the Securities Act of 1933, as amended. In the event the Corporation is not able to electronically deliver to a Holder upon conversion of Series 1 Preferred Stock shares of Common Stock through DTC pursuant to the immediately preceding sentence, then the Corporation shall not later than three (3) Trading Days after any Conversion Date issue and dispatch to such Holder by overnight courier to the address as specified in the Notice of Conversion, a certificate, registered in the Corporation’s share register in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder is entitled pursuant to such conversion. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by such Holder by the Delivery Date, such Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the shares of Series 1 Preferred Stock tendered for conversion (if applicable), and whereupon the Corporation and such Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 5(b)(ii) and 5(b)(iii) shall be payable through the date notice of rescission is given to the Corporation.

(ii)     The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of the Series 1 Preferred Stock beyond the Delivery Date could result in economic loss to such Holder. If the Corporation fails to deliver to such Holder such shares via DWAC (or, if applicable, certificates) by the Delivery Date, the Corporation shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of: (A) (i) 1% of the aggregate Fair Market Value of the Series 1 Preferred Stock requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate Fair Market Value of the Series 1 Preferred Stock requested to be converted for each Trading Day thereafter; and (B) $1,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit such Holder’s right to pursue actual damages for the Corporation’s failure to deliver shares via DWAC or, if applicable, certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, such Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section 5(b)(ii) through the date the Conversion Notice is withdrawn.

(iii)     In addition to any other rights available to such Holder, if the Corporation fails to cause its transfer agent to transmit via DWAC or transmit to such Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series 1 Preferred Stock on or before the Delivery Date, and if after such date such Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock issuable upon conversion of the Series 1 Preferred Stock which such Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series 1 Preferred Stock that the Corporation was required to deliver to such Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of such Holder, either reinstate the portion of the Series 1 Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if a Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay such Holder $1,000. Such Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series 1 Preferred Stock as required pursuant to the terms hereof.

(c)     Ownership Cap and Certain Conversion Restrictions. Notwithstanding anything to the contrary set forth in this Certificate of Designation, the Corporation shall not effect the conversion of any Series 1 Preferred Stock of a Holder, and such Holder shall not have the right to convert such Series 1 Preferred Stock pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with any Attribution Parties to such Holder collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and other Attribution Parties to such Holder shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties to such Holder plus the number of shares of Common Stock issuable upon conversion of the Series 1 Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series 1 Preferred Stock beneficially owned by such Holder or any of other Attribution Parties to such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by such Holder or any other Attribution Party to such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(c). For purposes of this Section 5(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the “Exchange Act”). For purposes of determining the number of outstanding shares of Common Stock such Holder may acquire upon the conversion of Series 1 Preferred Stock without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or its transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a Conversion Notice from such Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder's beneficial ownership, as determined pursuant to this Section 5(c), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of such Holder, the Corporation shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including any Series 1 Preferred Stock then outstanding, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to such Holder upon conversion of any Series 1 Preferred Stock results in such Holder and the other Attribution Parties to such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder's and the other Attribution Parties to such Holder’s aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert Series 1 Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(c) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to each successor holder of Series 1 Preferred Stock.

(d)           Inability to Fully Convert.

(i)           Holder’s Option if the Corporation Cannot Fully Convert. In addition to the Holder’s other remedies hereunder, if, upon the Corporation’s receipt of a Conversion Notice, the Corporation cannot issue shares of Common Stock because the Corporation does not have a sufficient number of shares of Common Stock authorized and available or cannot or does not issue shares of Common Stock for any other reason within the Corporation’s control, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with a Holder’s Conversion Notice and, with respect to the unconverted portion of the Series 1 Preferred Stock, such Holder, solely at such Holder’s option, can elect to:

(A)     void its Conversion Notice and retain or have returned, as the case may be, the shares of Series 1 Preferred Stock that was to be converted pursuant to the Conversion Notice (provided that such Holder’s voiding its Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice); or

(B)     exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 5(b)(iii) above.

In the event that a Holder shall elect to convert any portion of the Series 1 Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or any portion of the Series 1 Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such Holder in an amount equal to 100% of the aggregate Fair Market Value of the Series 1 Preferred Stock such Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(ii)     Mechanics of Fulfilling Holder’s Election. The Corporation shall promptly send via facsimile to such Holder, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Section 5(d) above, a notice of the Corporation’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (x) the reason why the Corporation is unable to fully satisfy such Holder’s Conversion Notice (y) the aggregate number of shares of Series 1 Preferred Stock for which conversion has been requested and which cannot be converted and (z) the price at which the unconverted shares were to be sold. Such Holder shall notify the Corporation of its election pursuant to Section (d) above by delivering written notice via facsimile to the Corporation.

Section 6.     Record Holders. The Corporation and its transfer agent, if any, for the Series 1 Preferred Stock may deem and treat the record Holder of any shares of Series 1 Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 7.     Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series 1 Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the Holders of at least sixty percent (60%) of the then outstanding shares of the Series 1 Preferred Stock, take any action which would adversely and materially affect any of the limitations or rights of the Series 1 Preferred Stock.

Section 8.     Voting Rights. Except as otherwise expressly required by law, each Holder of Series 1 Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series 1 Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to 41.66% of the number of shares of Common Stock such shares of Series 1 Preferred Stock are convertible into at such time, but not in excess of the conversion limitations set forth in Section 5 herein. Except as otherwise required by law, the holders of shares of Series 1 Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 9.     Certain Adjustments.

(a)           So long as any Series 1 Preferred Stock shall be outstanding, from and after the Effective Date, the Conversion Rate shall be subject to adjustment from time to time as follows:

(i)     Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Rate in effect immediately prior to the stock split shall be proportionately increased. If the Corporation shall at any time or from time to time after the Effective Date, combine the outstanding shares of Common Stock, the applicable Conversion Rate in effect immediately prior to the combination shall be proportionately decreased. Any adjustments under this Section 9(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)     Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series 1 Preferred Stock at any time or from time to time after the Effective Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares provided for in Section 9(a)(i), or a Fundamental Transaction provided for in Section 9(a)(iii)), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that each Holder shall have the right thereafter to convert the Series 1 Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series 1 Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(iii)     Distribution of Assets. Except to the extent covered by any other clause of this Section 9(a), if the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to all or substantially all of the holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series 1 Preferred Stock then held by such Holder (without taking into account any limitations or restrictions on the convertibility of such Series 1 Preferred Stock) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder's right to participate in any such Distribution would result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, at which time or times, if any,such Holder shall be granted such rights (and any rights under this Section 9(i) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)         Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c)         No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation, Bylaws or other constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of each Holder against impairment.

(d)         Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of a Holder, at any time, furnish or cause to be furnished to such Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the Series 1 Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(e)         Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series 1 Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by the applicable Holder in connection with any such conversion.

(f)         Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series 1 Preferred Stock. All fractional shares shall be rounded up to the nearest whole share.

(g)         Reservation of Common Stock. The Corporation shall at all times when the Series 1 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series 1 Preferred Stock and all dividends accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred twenty percent (120%) of the number of shares of Common Stock for which the Series 1 Preferred Stock are at any time convertible. The Corporation shall, from time to time in accordance with Delaware law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation’s obligations under this Section 9(g).

(h)         Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series 1 Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 10.     Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

“Attribution Parties” means, with respect to any given Holder, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by such Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation's Common Stock would or could be aggregated with such Holder's and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate of Designation” means this Certificate of Designation creating the Series 1 Preferred Stock.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Effective Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” means the Corporation’s Common Stock, $0.0001 par value per share.

“Conversion Rate” shall have the meaning set forth in Section 6(a) above.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Effective Date” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which would be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its subsidiaries to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination, or any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder), or (v) reorganize, recapitalize or reclassify its Common Stock or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act ), directly or indirectly, of either (x) 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock (other than any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder) or (y) 50% or more of the shares of Voting Stock of the Corporation not held by such Person or Persons as of the date hereof (other than any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder).

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Holder” means a holder of shares of Series 1 Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Series 1 Preferred Stock.

“Liquidation Amount” shall have the meaning provided in Section 2(a).

“Liquidating Trust” means that certain grantor trust which holds certain assets formerly held by Paulson Investment Company LLC, an Oregon limited liability company, for the benefit of the shareholders of the Corporation as of the record date of the Corporation’s 2013 annual meeting of shareholders.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Series 1 Preferred Stock” shall have the meaning provided in Section 1.

“Trading Day” means (a) a day on which the Common Stock is traded on the NASDAQ Capital Market, or a registered national securities exchange, or (b) if the Common Stock is not traded on the NASDAQ Capital Market or another registered national securities exchange in the United States or quoted on the OTCQB Over the Counter Market maintained by OTC Market Group Inc., a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC Market Group Inc. (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 11.     Amendment. Except with respect to Section 5 above, which may not be amended, to the maximum extent permitted by the Delaware General Corporation Law, this Certificate of Designation may only be amended by the affirmative vote of the Holders of the then outstanding shares of Series 1 Preferred Stock voting as a class and may not be amended by the vote of any other class or series of Capital Stock (including Common Stock).

Section 12.     Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designation, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Corporation or any of its subsidiaries, the Corporation shall simultaneously with any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, non-public information relating to the Corporation or any of its subsidiaries, the Corporation so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Corporation or its subsidiaries.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of July, 2014.

Paulson Capital (Delaware) Corp.

By:	/s/ Trent D. Davis
Name:	Trent D. Davis
Title:	President

EXHIBIT A

NOTICE OF CONVERSION

SERIES 1 CONVERTIBLE PREFERRED STOCK

The undersigned hereby elects to convert the number of shares of Series 1 Convertible Preferred Stock indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of VBI Vaccines Inc., (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series 1 Preferred Stock owned prior to Conversion:	_______________________

Number of shares of Series 1 Preferred Stock to be Converted:

Number of shares of Common Stock to be issued upon Conversion:

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the Holder of Series 1 Convertible Preferred Stock submitting this Conversion Notice that (after giving effect to the conversion provided for in this Conversion Notice, such Holder together with the Attribution Parties to such Holder (as defined in the Certificate of Designations), collectively, will not have beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined in the Certificate of Designations) of the total outstanding shares of Common Stock of the Company as determined pursuant to the provisions of Section 5 of the Certificate of Designations.

Number of shares of Series 1 Preferred Stock subsequent to Conversion:

HOLDER

Name:
Title:

12